AMENDMENT TO MASTER SERVICES AGREEMENT

THIS Amendment TO MASTER SERVICES AGREEMENT (this “Amendment”), effective as of May 15, 2023, by and among Unified Series Trust, an Ohio business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated January 5, 2017, as amended (the “Agreement”); and

WHEREAS, Ultimus seeks the Trust’s approval of a tax provisioning/ASC compliance fee for tax provisioning services and ASC 740 compliance; and

WHEREAS, the Trust’s Board is agreeable to the aforementioned fee.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.       Amendments.

(a)	The Agreement hereby is amended by inserting the following language in the Fund Administration Fee Letters or Fund Administration and Fund Accounting Fee Letters, as applicable, which language shall supersede any existing references to Tax Provisioning/ASC 740 Compliance fee.

Tax Provisioning/ASC 740 Compliance fee.

REDACTED

2.       Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.
(b)	In the event of any conflict between this Amendment and the Agreement, this Amendment shall control.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

UNIFIED SERIES TRUST

By: _/s/ Martin R. Dean________________

Martin R. Dean

President

ULTIMUS FUND SOLUTIONS, LLC

By: _/s/ Gary Tenkman_________________

Gary Tenkman

Chief Executive Officer